UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 23, 2009 (December 22, 2009)

International Textile Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23938	33-0596831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

804 Green Valley Road, Suite 300, Greensboro, North Carolina	27408
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (336) 379-6220

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On December 22, 2009, International Textile Group, Inc. (the “Company”), General Electric Capital Corporation (“GECC”), as agent, and the other signatories thereto entered into the Limited Waiver and Amendment No. 18 to that certain Bank Credit Agreement, dated as of December 29, 2006, by and among the Company, GECC, as agent, and the lenders named therein (the “Credit Agreement Amendment”). The Credit Agreement Amendment provides for, among other things: (i) the extension of the maturity date for all outstanding borrowings under the Bank Credit Agreement from December 29, 2009 to March 31, 2011; (ii) the permanent waiver from the existing default with respect to the opinion of the Company’s independent registered public accounting firm relating to the Company’s consolidated financial statements for the year ended December 31, 2008; (iii) a reduction in the revolving credit facility, including the letter of credit sub-facility, thereunder, from $87.5 million to an aggregate principal amount of $75.0 million, of which $23.8 million was outstanding at December 22, 2009; (iv) the imposition of a LIBOR floor on borrowings outstanding; and (v) certain other changes in the borrowing base and the requirement to repay certain borrowings outstanding with the proceeds from any sale of certain assets.

Also on December 22, 2009, the Company, its wholly owned subsidiary Burlington Morelos S.A. de C.V. (“Burlington Morelos”), GECC and the other signatories thereto entered into Amendment No. 6 to that certain Term Loan Agreement, dated as of December 29, 2006, by and among the Company, Burlington Morelos, GECC, as agent, and the lenders named therein (the “Term Loan Agreement Amendment”). The Term Loan Agreement Amendment provides for, among other things: (i) an extension of the maturity date of the Term Loan Agreement from December 29, 2009 to March 31, 2011; (ii) the imposition of a LIBOR floor on borrowings outstanding; and (iii) the imposition of certain requirements to repay borrowings outstanding thereunder with the proceeds from any sale of certain assets.

Also on December 22, 2009, the Company entered into Amendment No. 3 (the “Note Purchase Agreement Amendment”) to the Company’s Senior Subordinated Note Purchase Agreement dated as of June 6, 2007. Specifically, the Note Purchase Agreement Amendment: (i) reduces the interest rate on the Notes issued thereunder (the “Notes”) to 12% per year from 23.5% per year, effective as of September 30, 2009; (ii) waives the covenant and related defaults thereunder relating to certain of the Company’s subsidiaries engaged in the automotive safety business (the “Automotive Safety Business”) occurring prior to the effective date of the Note Purchase Agreement Amendment; (iii) amends the minimum EBITDA (as defined therein) requirement and the Leverage Ratio (as defined therein) required to be maintained thereunder; and (iv) provides for modifications to certain terms of the Notes to give effect to the pending restructuring of the Automotive Safety Business under Chapter 11 of United States Bankruptcy Code, pursuant to which the Company will not regain control of the entities constituting that business after their emergence from bankruptcy protection thereunder, including (A) eliminating the requirement that the Company comply with a debt coverage ratio that primarily related to the Automotive Safety Business and (B) changing certain definitions that relate to, or include, the Automotive Safety Business.

In connection with the entry into the Note Purchase Agreement Amendment, discussed above, certain entities affiliated with Wilbur L. Ross, Jr., the chairman of the board of directors of the Company (collectively, the “WLR Affiliates”), purchased from the holders of the Notes $17.5 million of the outstanding Notes. Prior to this purchase and as previously disclosed, WLR Affiliates had purchased from the Note holders certain Notes with an original principal amount of $40.0 million. The outstanding amount of such previously purchased Notes at September 30, 2009 was $61.5 million. Notes held by the WLR Affiliates are subordinated in right of payment and collateral to the Notes held by the other holders of outstanding Notes. Additionally, affiliates of Mr. Ross held approximately 88% of the Company’s total voting stock on a fully diluted basis as of November 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

By:	/S/ GAIL A. KUCZKOWSKI
Name:	Gail A. Kuczkowski
Title:	Vice President and Chief Accounting Officer

Date: December 23, 2009

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